Exhibit 9

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

June 30, 2015

To the holders of the common shares (the “Common Shares”) in the capital of North American Palladium Ltd.:

NOTICE IS HEREBY GIVEN that an annual and special meeting (the “Shareholders’ Meeting”) of the holders (the “Shareholders”) of the common shares (the “Common Shares”) of North American Palladium Ltd. (“NAP” or the “Corporation”) scheduled to be held at Stikeman Elliott LLP, 53rd Floor, Commerce Court West, Suite 5300, 199 Bay Street, Toronto, Ontario at 10:30 a.m. (Toronto time) on July 30, 2015 (unless adjourned or postponed) for the following purposes:

(a)	to receive the audited consolidated financial statements of the Corporation for the year ended December 31, 2014 and the auditor’s report on those statements, and the unaudited condensed interim consolidated financial statements for the three-month period ended March 31, 2015;

(b)	to elect directors of the Corporation for the ensuing year;

(c)	to consider and, if deemed appropriate, approve the appointment of KPMG LLP, as auditors for the Corporation, and to authorize the directors of the Corporation to set the auditors’ remuneration;

(d)	to consider, and, if deemed advisable, to pass, a special resolution (the “Shareholders’ Arrangement Resolution”), the full text of which resolution is set out in Appendix B to the management proxy circular (the “Circular”), approving an arrangement (the “Arrangement”) pursuant to Section 192 of the Canada Business Corporations Act (the “CBCA”), which Arrangement is more particularly described in the Circular; and

(e)	to transact such other business as may properly come before the Shareholders’ Meeting or any adjournment or postponement thereof.

The record date (the “Shareholder Record Date”) for entitlement to vote at the Shareholders’ Meeting has been set by the Court as June 30, 2015. At the Shareholders’ Meeting, each Shareholder as of the Shareholder Record Date will have one (1) vote for each Common Share held.

The Court has set the quorum for the Shareholders’ Meeting as the presence of one (1) or more persons present in person, each being a Shareholder entitled to vote or a duly appointed proxyholder, and collectively holding or representing at least 5% of the total number of outstanding Common Shares having voting rights at such meeting.

Proxies are being solicited by management of the Corporation. A form of proxy for the Shareholders’ Meeting accompanies this notice (“Shareholder Proxy”). Shareholders who are entitled to vote at the Shareholders’ Meeting may vote either in person or by Shareholder Proxy. Shareholders who are unable to be present in person at the Shareholders’ Meeting are requested to complete, execute and deliver the enclosed Shareholder Proxy to the Corporation’s registrar and transfer agent, Computershare Investor Services Inc., Proxy Department, 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1 by no later than 10:30 a.m. (Toronto time) on July 28, 2015, or if the Shareholders’ Meeting is adjourned or postponed, by no later than 48 hours prior to the time of such reconvened meeting (excluding Saturdays, Sundays and holidays). The Chairman of the Shareholders’ Meeting may waive or extend the time limit

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com for the deposit of proxies. Beneficial owners of Common Shares registered in the name of a broker, custodian, nominee or other intermediary should follow the instructions provided by their broker, custodian, nominee or other intermediary in order to vote their Common Shares.

The vote required to pass the Shareholders’ Arrangement Resolution is the affirmative vote of at least 66 2⁄3% of the votes cast by Shareholders present in person or by proxy at the Shareholders’ Meeting and entitled to vote on the resolution. The implementation of the Arrangement is subject to, among other things, the approval of the Arrangement by the holders of the Corporation’s convertible debentures at a separate meeting and approval of the Ontario Superior Court of Justice.

The Circular provides additional information relating to the matters to be dealt with at the Shareholders’ Meeting and should be reviewed carefully by the Shareholders.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) “Robert J. Quinn”
Robert J. Quinn

Chairman of the Board

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com

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